Exhibit 2.1

Dated as of September 16, 2015

SHARE PURCHASE AGREEMENT

between

LENCO MOBILE INC.

and

IMMOBILE SOUTH AFRICA 1 LIMITED

and

IMIMOBILE SOUTH AFRICA 2 LIMITED

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	CONDITIONS	7
3.	SALE AND PURCHASE	9
4.	PURCHASE PRICE	10
5.	LIMITATION OF LIABILITY AND SET-OFF AGAINST DEFERRED CONSIDERATION	11
6.	CLOSING	13
7.	WARRANTIES	14
8.	LIMITATIONS ON CLAIMS	16
9.	CLOSING BALANCE SHEET; WORKING CAPITAL ADJUSTMENT	17
10.	INDEMNITIES	18
11.	RESTRICTIONS ON THE SELLER	18
12.	CONFIDENTIALITY AND ANNOUNCEMENTS	20
13.	FURTHER ASSURANCE	22
14.	ASSIGNMENT	22
15.	WHOLE AGREEMENT	22
16.	VARIATION AND WAIVER	23
17.	COSTS	23
18.	NOTICE	23
19.	INTEREST ON LATE PAYMENT	24
20.	SEVERANCE	25
21.	AGREEMENT SURVIVES CLOSING	25
22.	THIRD PARTY RIGHTS	25
23.	COUNTERPARTS	26
24.	LANGUAGE	26
25.	GOVERNING LAW AND JURISDICTION	26
SCHEDULE 1	PARTICULARS OF THE COMPANY, SUBSIDIARIES AND DIRECTORS	27
PART 1.	THE COMPANY	27
PART 2.	THE SUBSIDIARIES	28
SCHEDULE 2	CONDITIONS	30
SCHEDULE 3	PURCHASE PRICE	31
SCHEDULE 4	WARRANTIES	32

PART 1.	GENERAL WARRANTIES	32
1.	POWER TO SELL THE COMPANY	32
2.	SHARES IN THE COMPANY AND SUBSIDIARIES	32
3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS	33
4.	INFORMATION	34
5.	COMPLIANCE WITH LAWS	34
6.	LICENCES AND CONSENTS	34
7.	INSURANCE	34
8.	POWER OF ATTORNEY	35
9.	DISPUTES AND INVESTIGATIONS	35
10.	DEFECTIVE PRODUCTS AND SERVICES	36
11.	ANTITRUST	36
12.	CONTRACTS	37
13.	TRANSACTIONS WITH THE SELLER	38..
14.	FINANCE AND GUARANTEES	38
15.	ASSETS	40
16.	CONDITION OF PLANT AND EQUIPMENT	41
17.	INTELLECTUAL PROPERTY	42
18.	INFORMATION TECHNOLOGY	44
19.	DATA PROTECTION	46
20.	EMPLOYMENT	46
21.	PROPERTY	49
22.	ACCOUNTS	52
23.	FINANCIAL AND OTHER RECORDS	53
24.	CHANGES SINCE ACCOUNTS DATE	54
25.	EFFECT OF SALE OF SHARES	54
PART 2.	TAX WARRANTIES	62
SCHEDULE 5	INTELLECTUAL PROPERTY RIGHTS	65
PART 1.	REGISTERED INTELLECTUAL PROPERTY RIGHTS	65
PART 2.	MATERIAL UNREGISTERED INTELLECTUAL PROPERTY RIGHTS	65
PART 3.	INTELLECTUAL PROPERTY RIGHTS LICENSED FROM THIRD PARTIES	65
PART 4.	INTELLECTUAL PROPERTY RIGHTS LICENSED TO THIRD PARTIES	65
SCHEDULE 6	INFORMATION TECHNOLOGY	66

SCHEDULE 7	PARTICULARS OF PROPERTIES	67
PART 5.	FREEHOLD PROPERTIES	67
PART 3.	OTHER REAL PROPERTY	67
SCHEDULE 8	DISCLOSURE SCHEDULE	68
PART 1.	DISCLOSURES REFERRED TO IN THE AGREEMENT	68

THIS AGREEMENT is dated 16 September 2015.

PARTIES

(1)	LENCO MOBILE INC. (in administration) incorporated and registered in Delaware, United States of America, with file number 4647147 whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA (Seller).
(2)	IMIMOBILE SOUTH AFRICA 1 LIMITED (registered in England with number 09634021) whose registered office is at c/o IMImobile PLC, Tempus Court, Bellfield Road, High Wycombe, Buckinghamshire, England HP13 5HA (IMISA1)
(3)	IMIMOBILE SOUTH AFRICA 2 LIMITED (registered in England with number 09633868) whose registered office is at c/o IMImobile PLC, Tempus Court, Bellfield Road, High Wycombe, Buckinghamshire, England HP13 5HA (IMISA2) (IMISA1 and IMISA2 are each a Buyer and together they are the Buyers)

BACKGROUND

(A)	The Company (as defined below) is authorised to issue 50,000 no par value shares of a single class, and has an issued share capital of ten (10) shares, which are owned by Seller.
(B)	Further particulars of the Company and its Subsidiaries at the date of this agreement are set out in Schedule 1.
(C)	On September 6, 2014, Seller filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the Western District of Washington at Seattle (Bankruptcy Court).
(D)	Seller is continuing to manage its affairs as a debtor and debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.
(E)	The Seller has agreed to sell and the Buyers have agreed to buy the Sale Shares in accordance with Section 363 and other applicable provisions of the Bankruptcy Code subject to the terms and conditions of this agreement.
(F)	The Sale Shares will be sold pursuant to a Sale Order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and shall be subject to all the terms and conditions of the Sale Order.

AGREED TERMS

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

1

Accounts: the audited financial statements of Archer Mobile as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor's and Directors' reports (copies of which are attached to the Disclosure Schedule).

Accounts Date: December 31, 2014.

Archer Digital: means Archer Digital Proprietary Limited, a company incorporated and registered in South Africa with company number 2012/111827/07 whose registered office is at 1st Floor Building 3, Clearwater Office Park, Cnr Millenium Boulevard & Christiaan de Wet Road, Strubens Valley, South Africa.

Archer Mobile: means Archer Mobile South Africa Proprietary Limited, a company incorporated and registered in South Africa with company number 2004/001519/07 whose registered office is at 1st Floor Building 3, Clearwater Office Park, Cnr Millenium Boulevard & Christiaan de Wet Road, Strubens Valley, South Africa.

Bankruptcy Case: means Chapter 11 Case No. 14-16659-TWD and Case No. 14-1666-TWD (collectively, the ("Bankruptcy Case") in the United States Bankruptcy Court for the Western District of Washington at Seattle.

Bankruptcy Code: means 11 U.S.C. Section 101, et. seq., and any amendments thereof operative at the time of the Bankruptcy Case.

Business: the business of the Company and its Subsidiaries, namely the development, ownership, and operation of mobile phone and internet solutions for enterprises.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

Buyers' Lawyers: Bracher Rawlins LLP of 77 Kingsway, London, WC2B 6SR, United Kingdom.

Claim and Substantiated Claim: have the meanings set out respectively in clause 8.

Closing: the closing of the sale and purchase of the Sale Shares in accordance with this agreement.

Closing Agenda: a document in agreed form identifying the documents to be delivered by the Buyers and Seller at Closing and the business to be conducted at a meeting of the Company held at Closing.

Closing Date: means the date that is 21 days following the date of the Sale Order or such earlier date as the Buyers shall agree if the Bankruptcy Court eliminates the 14-day stay of the Sale Order pursuant to Bankruptcy Rule 6004(f).

2

Closing Payment: $5,200,000 (US) which shall be paid by the Buyers in the Relevant Proportions subject to the terms of this agreement.

Company: Lenco International Limited BVI, a company incorporated and registered in British Virgin Islands with company number 1472607 whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, further details of which are set out in Part 1 of Schedule

Conditions: the conditions set out in Schedule 2.

Connected: in relation to a person shall have the meaning given in section 1122 of the Corporation Tax Act 2010.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or
(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Counsel: a barrister of not less than 5 years standing having experience in claims similar to a relevant Outstanding Claim, as agreed by the Seller and the Buyers, or failing such agreement, as appointed by the President for the time being of the Law Society in England and Wales on the application of either party.

Deferred Consideration: the sum of $400,000 (US) which shall be paid by the Buyers in the Relevant Proportions subject to the terms of this agreement.

Deferred Consideration Date: means the date that falls 90 days immediately after the Closing Date.

Director: each person who is a director of the Company or any of its Subsidiaries, the names of whom are set out in Schedule 1.

Disclosed: fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Schedule.

Disclosure Schedule: Schedule 8 to this agreement.

Due Amount: the amount (if any) due for payment by the Seller to the Buyers in respect of a Resolved Claim which shall be paid to them in the Relevant Proportions.

3

Encumbrance: any interest of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Estimated Liability: in relation to an Outstanding Claim, a genuine and bona fide estimate of the amount of the Seller's liability to the Buyers if the Outstanding Claim were to be resolved in the Buyers' favour, as agreed or determined in accordance with clause 6.2.

Final Order: means an order or judgment, entered by a court of competent jurisdiction, that remains in full force and effect and has not been reversed, or amended or modified in a manner that is materially inconsistent with the terms and conditions set forth in this Agreement, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, file a notice of appeal or seek other review has expired, and (iii) no appeal or request for rehearing or other review is pending.

Group: in relation to a company, that company, its Subsidiaries, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

Intellectual Property Rights: has the meaning given in paragraph 17 of Schedule 4.

Lenco Technology Group: means Lenco Technology Group Limited, a company incorporated and registered in the British Virgin Islands with company number 1495111 whose registered office is at Palm Grove House, Road Town, Tortola, British Virgin Islands.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company and Lenco Technology Group for the period of six months ended June 30, 2015 (a copy of which is attached to the Disclosure Schedule).

Material Contract: has the meaning given in paragraph 12,1 of Schedule 4.

Outstanding Claim: a Relevant Claim that has been notified by either of the Buyers' to the Seller in accordance with this agreement, but which is not a Resolved Claim as at the Deferred Payment Date.

Properties: has the meaning given in paragraph 21 of Schedule 4.

Purchase Price: the aggregate purchase price payable by the Buyers for the Sale Shares as set out in clause 4 which is payable by the Buyers in the Relevant Proportions and in accordance with the terms of this agreement.

4

Relevant Proportions: in relation to the Purchase Price, the Closing Payment or Deferred Payment, the amount payable by each Buyer and in relation to the Due Amount the amount due to each Buyer which in each case shall be as follows:

Buyer	Amount Payable (5)
IMISA1	80
IMISA2	20

Relevant Claim: a claim for breach of any Warranty or a claim under clause 11.

Reserved Sum: has the meaning given in clause 5.1(b)(i).

Resolved Claim: a Relevant Claim that has been:

(a)	agreed in writing between the Buyers and the Seller as to both liability and quantum;
(b)	finally determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or
(c)	unconditionally withdrawn by the Buyers in writing.

Sale Motion: means the motion for entry of a Sale Order seeking, inter alia, authority for the Seller to sell the Sale Shares to the Buyers.

Sale Order: means an order granting the Sale Motion, which order shall authorize the Seller to sell and assign the Sale Shares to Buyers in accordance with the terms and conditions of this Agreement.

Sale Shares: the ten (10) shares, no par value, in the Company, each of which is fully paid.

Seller's Lawyers: Lane Powell PC, 1420 Fifth Avenue, Suite 4200, Seattle, WA 98111-9402, United States of America.

Subsidiary: in relation to a company (the holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either:

(a)	a majority of the voting rights exercisable at shareholder meetings of that company; or
(b)	the right to appoint or remove a majority of its board of directors,

and any company which is a Subsidiary of another company is also a Subsidiary of that company's holding company.

5

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time and, with respect to the Company, shall include Archer Digital and Lenco Technology Group.

Tax or Taxation: whether or not directly or primarily chargeable against or attributable to the Company and regardless of whether the Company has, or may have, any right of reimbursement against any other person:

(a)	any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any National Insurance and social security contribution liabilities and similar or corresponding obligations) wherever and whenever payable and shall further include any amount payable as a consequence of any claim, direction order or determination of any Taxation Authority; and
(b)	all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above.

Tax Warranties: the warranties in Part 2 of Schedule 4.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transfer Agreements: (a) the sale of shares agreement entered into on April 24, 2015 between the Company and Jonathan Mark Fox pursuant to which the Company purchased from Mr. Fox all the outstanding shares of Archer Digital; (b) the sale of shares agreement entered into on April 24, 2015 between the Company and Mr. Fox pursuant to which the Company sold all the outstanding stock of Archer Mobile to Mr. Fox; and (c) the Sale of Business Agreement between Archer Mobile and Archer Digital entered into on April 28, 2015 pursuant to which all the assets of Archer Mobile were transferred to Archer Digital.

Warranties: the representations and warranties in clause 7 and Schedule 4. ZAR: South African Rand.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.
1.3	A person includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.
1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

6

1.5	A reference to one gender includes a reference to the other genders.
1.6	Subject to clause 14, a reference to any party shall include that party's personal representatives, successors and permitted assigns.
1.7	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.8	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.
1.9	Writing or written does not include e-mail (unless otherwise expressly provided in this agreement).
1.10	Documents in agreed form are documents in the form agreed by the parties to this agreement and initialled by them for identification
1.11	References to clauses and schedules are to clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.
1.12	References to times of day are, unless the context otherwise requires, to London time and references to a day are to a period of twenty four hours running from midnight on the previous day.
1.13	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England be deemed to include a reference to what nearly approximates to the English legal term in that jurisdiction.
1.14	References to this agreement include this agreement as amended or varied in accordance with its terms.

2.	CONDITIONS
2.1	Closing of this agreement is subject to:

7

(a)	entry of the Sale Order by no later than September 30, 2015 or such later time and date as may be agreed in writing by the Seller and Buyers;
(b)	the Sale Order being in a form acceptable to each of the Buyers and the Seller in form and substance;
(c)	the Conditions in paragraphs 1 to 3 of Schedule 2 being satisfied or waived by the date and time provided in clause 2.4;
(d)	the Conditions in paragraph 3 of Schedule 2 being satisfied up to and including the Closing Date or waived; and
(e)	the Company having executed an agreement with Archer Africa Mobile Limited (formerly Archer Africa Mauritius (Pty) Ltd), and Archer Mobile South Africa (Pty) Ltd (AM Agreement) to purchase all rights held by Archer Africa Mobile Limited with respect to the provision of the Company's solutions to the government markets in a form reasonably satisfactory to the Buyers. The AM Agreement shall provide for:

(i)	a payment directly from Company to Archer Africa Mauritius (Pty) Ltd no later than Closing of $850,850 (US) which shall be deducted from Closing Payment;
(ii)	a further payment by the Company equal to 17% of any Deferred Consideration payment which would otherwise be payable to the Seller and which shall be deducted from such Deferred Consideration and shall be paid concurrently with any such payment to the Seller; and
(iii)	a release of all rights to any incentive payments to the Company's management by the Company or any of its Subsidiaries arising from any existing agreements to which the Company or any of its subsidiaries or any of the Company's management are a party to whether written or otherwise.

2.2	If any of the Conditions have not been satisfied or waived by the date and time provided in clause 2.1 and clause 2.4, this agreement shall cease to have effect immediately after that time on that date except for:

(a)	the provisions mentioned in clause 2.3; and
(b)	any rights or liabilities that have accrued under this agreement.
2.3	The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions, Clauses 1, 2, 12,15, 16, 17 18, 24 and 25.

8

2.4	The Seller and the Buyers shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Conditions are satisfied by September 30, 2015, but in any event no later than:
(a)	23:59 on October 31, 2015; or
(b)	such later time and date as may be agreed in writing by the Seller and Buyers.
2.5	The Buyers and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions, including, but not limited to, the provision by all parties of all information reasonably necessary to make any application for consent, notification or filing that the Buyers deem to be necessary or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.
2.6	With respect to the Sale Order, the Buyers and Seller shall neither take any action, nor fail to take any action, which action or failure to act would reasonably be expected to result in:
(a)	the reversal, avoidance, revocation, vacating or modification of the Sale Order (in any manner that would reasonably be expected to materially and adversely affect Buyers' or Seller's rights hereunder); or
(b)	the entry of a stay of the Sale Order pending appeal.
2.7	If the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto) and, as a result thereof, the Buyers elect not to proceed with a Closing and the Buyers provide written notice to the Seller within two (2) business days following the filing of such appeal, petition for certiorari or motion for rehearing or reargument if (i) the Buyers elect not to proceed with a Closing under the circumstances, and (ii) the Buyers desire for the Seller to contest any such appeal, petition for certiorari or motion for rehearing or reargument, the Seller shall, contingent upon the cooperation and financial support of the Buyers, take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavour to obtain an expedited resolution thereof.
3.	SALE AND PURCHASE
3.1	On the terms of this agreement and subject to the Conditions, the Seller shall sell, and the Buyers shall buy, with effect from Closing, the number of Sale Shares set out opposite their respective names in Schedule 3. Schedule 3.

9

3.2	Subject to entry of the Sale Order, the Seller:
(a)	has the right to sell the Sale Shares on the terms set out in this agreement;
(b)	shall do all it can, at its own cost, to give the Buyers the full legal and beneficial title to the Sale Shares; and
(c)	sells the Sale Shares free from all Encumbrances.
3.3	The Seller confirms to the Buyers that there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company.
3.4	The Seller confirms to the Buyers that no commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.
3.5	The Sale Shares are sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement).
3.6	The Buyers are not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.
4.	PURCHASE PRICE
4.1	The Purchase Price is $5,600,000 (US) (Five Million Six Hundred Thousand Dollars) and shall be satisfied by the Buyers (in the Relevant Proportions) as follows:
(a)	by payment of the Closing Payment (less the amount set out in clause 2.1(e)(i) which shall be paid by Buyers to the Company or on behalf of the Company to enable it to satisfy its obligations under the AM Agreement) to the Seller in cash at Closing in accordance with clause 4.3; and
(b)	subject to clause 5, by payment of the Deferred Consideration (the amount payable pursuant to clause 2.1(e)(ii) which shall be paid by Buyers to the Company or on behalf of the Company to enable it to satisfy its obligations under the AM Agreement) to the Seller on the Deferred Consideration Date.
4.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyers:

10

(a)	for a breach of any Warranty; or
(b)	under clause 10.
4.3	All payments to be made to the Seller under this agreement shall be in US dollars. Such payments shall be made by electronic transfer of immediately available funds to the Seller's Lawyers (who are hereby irrevocably authorised by the Seller to receive the same). Payment in accordance with this clause shall be a good and valid discharge of the Buyers' obligations to pay the sum in question and the Buyers shall not be concerned to see the application of the monies so paid.
5.	LIMITATION OF LIABILITY AND SET-OFF AGAINST DEFERRED CONSIDERATION
5.1	If on the Deferred Consideration Date:
(a)	a Due Amount (or any part of it) is outstanding, the Buyers shall be entitled (at their sole discretion) to satisfy all (to the extent possible) or part of the Seller's liability to pay the Due Amount by way of set-off against the Deferred Consideration (which shall be applied between them in the Relevant Proportions), and to treat their obligation to pay the Deferred Consideration as being reduced pro tanto by the amount so set off; and/or
(b)	there is an Outstanding Claim, the Buyers shall be entitled (at their sole discretion) to:
(i)	withhold from the Deferred Consideration (in the Relevant Proportions) an amount equal to the Estimated Liability or, if lower, the full amount of the Deferred Consideration (Reserved Sum); and
(ii)	defer payment of the Reserved Sum until such time as the Outstanding Claim has become a Resolved Claim.
(c)	save as specifically set out in this agreement, the set-off provisions of this clause 6.1 shall be the exclusive remedy under this agreement for any Due Amount, Outstanding Claim or Resolved Claim.
5.2	Where the provisions of clause 5.1(b) apply, the Buyers and the Seller shall use all reasonable endeavours to agree the Estimated Liability in respect of the Outstanding Claim as soon as possible and in any event within the period of 10 Business Days following the Deferred Consideration Date. In the absence of such agreement, the following procedure shall apply:
(a)	the determination of the Estimated Liability shall be referred to Counsel at the request of either party;
(b)	Counsel shall be requested to provide his determination of the Estimated Liability within 15 Business Days of accepting his appointment (or such other period as the Buyers and the Seller may otherwise agree with Counsel);

11

(c)	Counsel shall act as an expert and not as arbitrator and his determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on all the parties; and
(d)	Counsel's fees in making his determination of the Estimated Liability shall be borne by the Buyers (in one part in the Relevant Proportions) and the Seller (in the other part) equally or as Counsel may otherwise direct having regard to the respective conduct of the parties.
5.3	Where a Reserved Sum has been withheld by the Buyers pursuant to clause 5.1(b) in respect of an Outstanding Claim, upon that claim becoming a Resolved Claim the Buyers shall:
(a)	be entitled (in their sole discretion) to satisfy all (to the extent possible) or part of the Seller's liability (if any) to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Reserved Sum, and to treat their obligation to pay the Reserved Sum as being reduced pro tanto by the amount so set off; and
(b)	pay to the Seller the balance of the corresponding Reserved Sum (if any) after the Buyers have exercised their rights (if any) pursuant to clause 5.3(a). Such payment shall be made by the Buyers within 5 Business Days of the Outstanding Claim becoming a Resolved Claim.
5.4	Nothing in this clause 5 shall prejudice, limit or otherwise affect:
(a)	any right or remedy the Buyers may have against the Seller from time to time, whether arising under this agreement or any of the documents executed pursuant to this agreement; or
(b)	the Buyers' right to recover against the Seller, whether before or after the Deferred Consideration is paid in accordance with this agreement.

Notwithstanding the foregoing, unless specifically set forth in clause 8.7 of this agreement, the Buyers' right to recover against the Seller shall in all cases be limited to the amount of the Deferred Consideration and must be exercised by providing written notice to Seller prior to the Deferred Consideration Date.

12

5.5	Subject to the limits imposed by clause 5.4, the amount of a Reserved Sum withheld by the Buyers in accordance with this clause 5 shall not be regarded as imposing a limit on the amount of any claims under this agreement.
6.	CLOSING
6.1	Closing shall take place on the Closing Date:
(a)	at the offices of the Buyers' Lawyers; or
(b)	at any other place or time as agreed in writing by the Seller and the Buyers.
6.2	At Closing the Seller shall:
(a)	transfer the relevant number of Sale Shares to each Buyer in such form as is necessary for the Buyers to establish legal ownership in accordance with British Virgin Islands law;
(b)	deliver a certified copy of the resolution adopted by the board of directors of the Seller authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, any documents necessary to transfer the Sale Shares in accordance with clause 6.2(a) and any other documents referred to in this agreement;
(c)	deliver or cause to be delivered all other documents identified in the Closing Agenda as documents to be delivered by the Seller at Closing; and
(d)	procure that a meeting of the Company and each of its Subsidiaries (if appropriate) is held at which the business identified for that meeting in the Closing Agenda is conducted.
6.3	At Closing the Buyers shall:
(a)	pay the Closing Payment (in the Relevant Proportions) in accordance with clause 4.3;
(b)	deliver a certified copy of the resolutions adopted by the board of directors of each Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it; and
(c)	deliver all other documents identified in the Closing Agenda as documents to be delivered by the Buyers at Closing.
6.4	If the Seller does not comply with clause 6.2 in any material respect the Buyers may, without prejudice to any other rights it has:

13

(a)	proceed to closing;
(b)	defer Closing to a date no later than 31 December 2015; or
(b)	rescind this agreement.
6.5	The Buyers may defer Closing under clause 6.4 only once, but otherwise clause 6.4 applies to a Closing deferred under that clause as it applies to a Closing that has not been deferred.
6.6	As soon as possible after Closing, the Seller shall send to IMISA1 (at IMISA1's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and its Subsidiaries, not otherwise required to be delivered at Closing under this agreement, which are not kept at any of the Properties.
7.	WARRANTIES
7.1	The Buyers enter into this agreement on the basis of, and in reliance on, the Warranties.
7.2	The Seller warrants and represents to each Buyer that each Warranty is true and not misleading on the date of this agreement except as Disclosed.
7.3	The Warranties are deemed to be repeated on each day up to and including the Closing Date and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to each such day.
7.4	The Seller shall ensure that the Seller, the Company and the Company's Subsidiaries, do not do or omit to do anything which would, at any time before or at Closing, be inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.
7.5	Without prejudice to the right of the Buyers to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Seller undertakes to pay to the Buyers on demand:
(a)	the amount necessary to put the Company and each of its Subsidiaries into the position they would have been in if the Warranty had not been breached and had not been untrue or misleading; and
(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyers or the Company or any of its Subsidiaries as a result of the breach or of the Warranty not being true or being misleading (including a reasonable amount in respect of management time).

14

(c)	notwithstanding the foregoing and save as specifically set out in clause 8.7 of this agreement, the Buyers' right to recover against the Seller shall in all cases be limited in accordance with clause 5 and must be exercised by providing notice to the Seller prior to the Deferred Consideration Date.

A payment made in accordance with the provisions of this clause 7.5 shall include any amount necessary to ensure that, after Taxation of the payment, the Buyers are left with the same amount it would have had if the payment was not subject to Taxation.

7.6	The Buyers are not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.
7.7	If at any time before or at Closing the Seller becomes aware that a Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately:
(a)	notify the Buyers in sufficient detail to enable the Buyers to make an accurate assessment of the situation; and
(b)	if requested by the Buyers, use its reasonable endeavours to prevent or remedy the notified occurrence.

7.8 If at any time before or at Closing it becomes apparent that a Warranty has been breached, is untrue or misleading, or that the Seller has breached any other term of this agreement that in either case is material to the sale of the Sale Shares, the Buyers may (without prejudice to any other rights they may have in relation to the breach):

(a)	rescind this agreement by notice to the Seller; or
(b)	proceed to Closing.

7.9	Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable enquiries.
7.10	Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this agreement.
7.11	With the exception of matters Disclosed, no information of which the Buyers and/or their agents and/or advisors has knowledge (actual, constructive or imputed) or which could reasonably have been discovered (whether by investigation made by the Buyers or made on their behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder. Notwithstanding the foregoing, the Buyers have conducted their own due diligence on the Company and its subsidiaries, and are not aware of any breach of Warranty by Seller.

15

7.12	The Seller agrees that any information supplied by the Company or any of its Subsidiaries or by or on behalf of any of the employees, directors, agents or officers of the Company and any of its Subsidiaries (Officers) to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Schedule or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyers and to the Company, the Subsidiaries and each Officer that it waives any and all claims which it might otherwise have against any of them in respect of such claims
8.	LIMITATIONS ON CLAIMS
8.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event and relate to the same subject matter.
8.2	This clause limits the liability of the Seller in relation to any Claim.
8.3	The liability of the Seller for all Substantiated Claims when taken together shall not exceed an amount equal to the Deferred Consideration.
8.4	The Seller shall not be liable for a Claim unless the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds $16,000 (US).
8.5	The Seller is not liable for any Claim to the extent that the Claim:
(a)	relates to matters Disclosed; or
(b)	relates to any matter specifically and fully provided for in the Accounts.

16

8.6 The Seller is not liable for a Claim unless one of the Buyers has given the Seller notice in writing of the Claim, summarising the nature of the Claim as far as it is known to the Buyers and the amount claimed, prior to the Deferred Consideration Date.

8.7	Nothing in this agreement shall operate to limit any claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers in connection with Seller's inducement of Buyers to enter into this Agreement, including but not limited to the warranties given by Seller in clause 7 of this Agreement if fraudulently given by the Seller and relied on by the Buyers in entering into the transaction contemplated by this Agreement.
9.	CLOSING BALANCE SHEET; WORKING CAPITAL ADJUSTMENT
9	On or prior to the thirtieth (30th) day following the Closing, the Seller shall prepare and deliver to the Buyers an unaudited consolidated schedule of all assets and liabilities of the Company and its Subsidiaries as of the close of business on the Closing Date (the Closing Balance Sheet).
9.2	Upon receipt of the Closing Balance Sheet, the Buyers shall be permitted during the succeeding thirty (30) day period to examine the work papers used or generated in connection with the preparation of the Closing Balance Sheet and such other documents as the Buyers may reasonably request in connection with its review. The Closing Balance Sheet shall become final and binding upon the Seller and the Buyers unless, within thirty (30) days following its submittal to the Buyers, the Buyers notify the Seller of their specific objection(s) (the Closing Balance Sheet Objection) thereto in writing (the Objection Notice). If the Buyers so notify the Seller of their objection to the Closing Balance Sheet, the Buyers and the Seller shall negotiate in good faith to resolve the Closing Balance Sheet Objection. If, within fifteen (15) days following the receipt of the Objection Notice by the Seller any of such objection have not been resolved or waived, the Seller and the Buyers shall submit the dispute to an independent third party auditor mutually agreed on by the Parties (the Auditor), and the Auditor's opinion thereon and the resulting Closing Balance Sheet shall be final, binding and not subject to any appeal; provided, however, that if after good faith efforts, the Seller and the Buyers cannot agree on the Auditor, then each party shall designate an independent third party auditor and then cause the two auditors so designated to mutually designate an independent third party auditor, which shall be the Auditor. The fees and expenses incurred in connection with any Balance Sheet Objection shall be borne by the party incurring them, provided that the fees and expenses of the Auditor in connection with any such resolution shall be paid one-half by the Seller and one-half by the Buyers.

17

9.3	If the Net Working Capital (as defined below) reflected on the Closing Balance Sheet is less than $80,000(US), the Buyers shall be entitled to deduct the difference from the Deferred Consideration. If the Net Working Capital reflected on the Closing Balance Sheet is more than $80,000 (US), the difference shall be added to the Purchase Price and shall be paid to the Seller along with the Deferred Consideration. Net Working Capital means current assets less current liabilities.
10.	INDEMNITIES
10.1	The Seller undertakes to indemnify, and to keep indemnified, the Buyers, the Company and the Company's Subsidiaries against all losses or liabilities (including, without limitation, any direct or indirect consequential losses, loss of profit, loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties and legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following matters any breach of the Warranties set out in paragraphs 1, 2 and 15,6 to 15.9 of Schedule 4
10.2	Any payment made in respect of a claim under clause 10 shall include:
(a)	an amount in respect of all costs and expenses incurred by the Buyers or the Company or any of their Subsidiaries (as the case may be) in relation to the bringing of the claim (including a reasonable amount in respect of management time); and
(b)	any amount necessary to ensure that, after any Taxation of the payment, the Buyers, the Company or any of their Subsidiaries (as the case may be) are left with the same amount it would have had if the payment was not subject to Taxation.
10.3	Notwithstanding the foregoing provisions of this clause 10, and save as specifically set out in clause 8.7 of this agreement, the Buyers' right to recover against the Seller shall in all cases be limited in accordance with clause 5.
11.	RESTRICTIONS ON THE SELLER
11.1	The Seller shall not, and shall procure that each other member of the Seller's Group shall not, at any time during the period of 3 years beginning with the Closing Date, in any geographic areas in which any business of the Company or any of its Subsidiaries was carried on at the Closing Date (which the parties agree is the continent of Africa), carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Closing Date.

18

11.2	The Seller shall not, and shall procure that each other member of the Seller's Group shall not, at any time during the period of 3 years beginning with the Closing Date, deal with any person who is at the Closing Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of its Subsidiaries,
11.3	The Seller shall not, and shall procure that each other member of the Seller's Group shall not, at any time during the period of 3 years beginning with the Closing Date, canvass, solicit or otherwise seek the custom of any person who is at the Closing Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer or the Company or any of its Subsidiaries.
11.4	The Seller shall not, and shall procure that each other member of the Seller's Group shall not, at any time during the period of 3 years beginning with the Closing Date:
(a)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of its Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Closing Date, employed or directly engaged in an executive or managerial position with the Company or any of its Subsidiaries; or
(b)	procure or facilitate the making of any such offer or attempt by any other person.
11.5	Unless otherwise required by law, the Seller shall not, and shall procure that each other member of the Seller's Group shall not, at any time after Closing, use in the course of any business within the continent of Africa:
(a)	the words "Lenco Mobile";
(b)	any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by the Company or any of its Subsidiaries; or
(c)	anything which is, in the reasonable opinion of the Buyers, capable of confusion with such words, mark, name, design or logo.
11.6	The Seller shall not, and shall procure that each other member of the Seller's Group shall not, at any time during a period of 3 years beginning with the Closing Date, solicit or entice away from the Company or any of its Subsidiaries any supplier to the Company or any of its Subsidiaries who had supplied goods and/or services to the Company or any of its Subsidiaries at any time during the 12 months immediately preceding the Closing Date, if that solicitation or enticement causes or would cause such supplier to cease supplying or materially reduce its supply of, those goods and/or services to the Company or any of its Subsidiaries.

19

11.7	The covenants in this clause 11 are intended for the benefit of the Buyers and the Company and the Company's Subsidiaries and apply to actions carried out by the Seller or any member of the Seller's Group in any capacity and whether directly or indirectly, on the Seller's or any member of the Seller's Group behalf, on behalf of any other person or jointly with any other person.
11.8	Each of the covenants in this clause 11 is a separate undertaking and shall be enforceable by each Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 11. Each of the covenants in this clause 11 is considered fair and reasonable by the parties but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.
11.9	The price for the undertakings contained in this clause 11 is included in the Purchase Price.
11.10	Notwithstanding the undertakings contained in this clause 11, the Buyers acknowledge that (a) none of the restrictions contained in this clause 11 shall apply to the Seller's individual directors or officers; and (b) the Seller's intention is to distribute the proceeds it receives from the Transaction to its creditors and to be liquidated under a plan of liquidation filed as part of the Bankruptcy Proceedings and confirmed by the Bankruptcy Court as soon as practicable following Closing.
12.	CONFIDENTIALITY AND ANNOUNCEMENTS
12.1	The Seller undertakes to the Buyers to keep confidential the terms of this agreement and all information about the Company and its Subsidiaries and the Buyers' Group (as the Group is constituted immediately before Closing) and about the Company and its Subsidiaries immediately before Closing, and use the information only for the purposes contemplated by this agreement.
12.2	The Buyers undertake to the Seller to keep confidential the terms of this agreement and all information that it has acquired about the Seller or its Group (as such Group is constituted immediately after Closing) and to use the information only for the purposes contemplated by this agreement.
12.3	Neither party is required to keep confidential or to restrict its use of:
(a)	knowledge of the existence of this agreement after Closing; or
(b)	information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

20

(c)	information that the parties agree in writing is not confidential; or
(d)	information about the other party's Group, or the Company and the Company's Subsidiaries, that it finds out from a source not connected with that Group, the Company or the Company's Subsidiaries, and that it has acquired free from any obligation of confidence to any other person.
12.4	The Buyers do not have to keep confidential or restrict their use of:
(a)	information about the Company and its Subsidiaries after Closing; or
(b)	information that is known to either Buyer before the date of this agreement and that it has acquired free from any obligation of confidence to any other person.
12.5	The Seller does not have to keep information about the Company and the Company's Subsidiaries confidential or restrict its use of that information if the Conditions have not been satisfied or waived by the date and time provided in clause 2.
12.6	Either party may disclose any information that it is otherwise required to keep confidential under this clause:
(a)	to such employees, professional advisers, consultants, or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or
(b)	with the other party's written consent; or
(c)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement); or
(d)	to the extent that the disclosure is required:
(i)	by law, including but not limited to required disclosures required in the Bankruptcy Case ; or
(ii)	by a regulatory body, tax authority or securities exchange; or
(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; Or
(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

21

(v)	to protect the disclosing party's interest in any legal proceedings,

 but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

12.7	Each party shall supply the other with any information about itself, its Group or this agreement as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.
12.8	This clause shall continue to have effect after the Closing Date
13.	FURTHER ASSURANCEThe Seller shall, at its expense, promptly execute and deliver all documents, and do all things, that either Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.
14.	ASSIGNMENT
14.1	Except as provided otherwise, no person shall assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.
14.2	Each person that has rights under this agreement is acting on its own behalf
14.3	The Buyers may assign their rights but not their obligations under this agreement (or any document referred to in the agreement) to a member of its Group or to any person to whom it transfers the Sale Shares.
14.4	If there is an assignment:
(a)	the Seller shall discharge its obligations under this agreement to the assignor until it receives notice of the assignment;
(b)	the assignee may enforce this agreement as if it were a party to it, but the Buyers shall remain liable for any obligations under the agreement; and
(c)	the liability of the Seller to any assignee cannot be greater than its liability to the Buyers.
15.	WHOLE AGREEMENT
15.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

22

15.2	Each party acknowledges that in entering into this agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this agreement or those documents.
15.3	Nothing in this clause 15 operates to limit or exclude any liability for fraud
16.	VARIATION AND WAIVER
16.1	Any variation of this agreement shall be in writing and signed by or on behalf of all parties.
16.2	Any waiver of any right under this agreement is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.
16.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof
16.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.
16.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.
17.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

18.	NOTICE
18.1	A notice given under this agreement:
(a)	shall be in writing in the English language;
(b)	shall be sent for the attention of the person, and to the address given in this clause (or such other address or person as the party may notify to the others in accordance with the provisions of this clause); and

23

(c)	shall be:
(i)	delivered personally; or
(ii)	sent by pre-paid first class post or recorded delivery; or
(iii)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail or international courier.
18.2	The addresses for service of notice are:
(a)	Lenco Mobile Inc.
(i)	c/o Lane Powell PC 1420 Fifth Avenue, Suite 4200 Seattle, WA 98111

(ii)	for the attention of: Bruce Leaverton
(b)	The Buyers.
(i)	address: IMImobile PLC, Tempus Court, Bellfield Road, High Wycombe, Buckinghamshire, England HP13 5HA
(ii)	for the attention of: Mike Jefferies,
18.3	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery; or
(b)	in the case of pre-paid first class post or recorded delivery or international courier, 48 hours from the date of posting; or
(c)	in the case of airmail, 5 Business Days from the date of posting; and
(d)	if deemed receipt under the previous paragraphs of clause 18.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
18.4	To prove service, it is sufficient to prove that the notice was , in the case of post, that the envelope containing the notice was properly addressed and posted.
19.	INTEREST ON LATE PAYMENT
19.1	Where a sum is required to be paid under this agreement but is not paid on the date the parties agreed, the person due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

24

19.2	The rate of interest shall be 2% per annum above the base lending rate for the time being of Barclays Bank Plc. Interest shall accrue on a daily basis and be compounded quarterly.
19.3	This clause 19 is without prejudice to any claim for interest under the law.
20.	SEVERANCE
20.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.
20.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.
21.	AGREEMENT SURVIVES CLOSING

This agreement (other than obligations that have already been fully performed) remains in full force after Closing. Notwithstanding the foregoing, the Buyers acknowledge that the Seller's intention is to distribute the proceeds from the Transaction to its creditors and to be liquidated under a plan of liquidation filed as part of the Bankruptcy Proceedings and confirmed by the Bankruptcy Court as soon as practicable following Closing.

22.	THIRD PARTY RIGHTS
22.1	Subject to clause 22.2, this agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.
22.2	The following clauses are also intended to benefit future buyers of the Sale Shares from the Buyers and, where they are identified in the relevant clauses, the Company and its Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:
(a)	Clause 7 (Warranties), subject to clause 8 (Limitations on claims);
(b)	Clause 10 (Indemnities);
(c)	Clause 11 (Restrictions on the Seller);
(d)	Clause 12.1 (Confidentiality and announcements); and
(e)	Clause 19 (Interest on late payments).
22.3	Each party represents to the other that its respective rights to terminate, rescind, or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to the agreement.

25

23.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document. An electronic transmission or other facsimile of this Agreement or any related document shall be deemed an original and shall be admissible as evidence of the document and the signer's execution.

24.	LANGUAGE If this agreement is translated into any language other than English, the English language text shall prevail.

25.	GOVERNING LAW AND JURISDICTION
25.1	This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of State of Washington.
25.2	The parties irrevocably agree that the United States Bankruptcy Court, Western District of Washington at Seattle shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

26

Schedule 1 Particulars of the company, subsidiaries and directors

Part 1. The Company

Name:	Lenco International Limited

Registration number:	1472607

Registered office:	Palm Grove House Road Town, Totola, British Virgin Islands

Issued Share Capital	10 shares with no par value
Amount:
Divided into:

Registered shareholders (and number of Sale Shares held):	Lenco Mobile Inc. for all shares with no par value

Beneficial owner of Sale Shares (if different) and number of Sale Shares held:
Directors:	BasCorp Services Limited (now First Names)

Secretary:	N/A
Auditors:

27

Part 2. The Subsidiaries

Name:	Archer Digital Proprietary Limited
Registration number:	2012/111827/07
Registered office:	North Wing — 63 Main Street, Bordeaux, Randburg, 2194

Issued share capital	100
Amount:
Divided into:
Registered shareholders (and number of shares held):	Lenco International Limited BVI for 100 shares

Beneficial owner of shares (if different) and number of shares beneficially owned:
Directors:	Andrew Geach and Ross Venter
Secretary:
Auditors:	Vincent Laubscher and Associates
Name:	Lenco Technology Group Limited
Registration number:	1495111
Registered office:	Palm Grove House
Road Town, Tortola,
British Virgin Islands
Issued share capital	1 share with no par value
Amount:
Divided into:
Registered shareholders (and number of shares held):	Lenco International Limited BVI for all shares with no par value
Beneficial owner of shares (if different) and number of shares beneficially owned:
Directors:	BasCorp Services Limited (now First Names)
Secretary:	N/A
Auditors:

28

Schedule 2 Conditions

The conditions to which the agreement is subject are as follows

1	The following consents, authorisations or similar clearances have been granted in terms satisfactory to the Buyers:

(a)	a Final Order from the United States Bankruptcy Court, Western District of Washington at Seattle which shall include a finding that the Buyers are entitled to the protections of section 363(m) of the Bankruptcy Code and the sale of the Company be free and clear of all charges, mortgages, pledges, security interests, hypothecation, restrictions, claims, secured debts, unsecured debts, liens, encumbrances, or other interests pursuant to section 363(f) of the Bankruptcy Code; and

(b)	all those that are required by any government, or regulatory body or authority, for Closing; or

(c)	all those that are, in the reasonable opinion of the Buyers, necessary or desirable for Closing.

2.	Other than in relation to the Bankruptcy Proceedings, no person:

(a)	having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction; or

(b)	having taken or threatened to take any action as a result of or in anticipation of the Transaction that would be materially inconsistent with any of the Warranties; or

(c)	having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company or any of its Subsidiaries.

3.	There not having occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Company or any of its Subsidiaries or any event or circumstance that may result in such material adverse change.

29

Schedule 3 Purchase Price

Buyer	Purchase price (US Dollars)	Number of Sale Shares
IMISA1	$4,480,000	8
IMISA2	$1,120,000	2

30

Schedule 4 Warranties

Part 1. General warranties

1.	POWER TO SELL THE COMPANY

1.1	The Seller has taken all necessary action and, subject to the entry of the Sale Order, has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	Subject to the entry of the Sale Order, this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any provision of the constitutional documents of the Seller; or

(b)	any material provision of any agreement or instrument to which the Seller is a party or by which it is bound; or

(c)	any order, judgment, decree or other restriction applicable to the Seller.

2.	SHARES IN THE COMPANY AND SUBSIDIARIES

2.1	The Sale Shares constitute the whole of the issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares.

2.3	Part 2 of Schedule 1 lists all the Subsidiaries of the Company at the date of this agreement and sets out particulars of their issued share capital.

2.4	The Company is the sole legal and beneficial owner of the whole issued share capital of each company listed in Part 2 of Schedule 1.

2.5	The issued shares of the Company's Subsidiaries are fully paid.

2.6	The Sale Shares and the shares of the Company's Subsidiaries are free from all Encumbrances.

2.7	No right has been granted to any person to require the Company or of its Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of its Subsidiaries.

31

2.8	No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Company's Subsidiaries (or any unissued shares or debentures or other unissued securities of the Company or any of its Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.9	Neither the Company nor any of its Subsidiaries:

(a)	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has, outside its country of incorporation, any branch or permanent establishment.

(d)	has issued any securities that are convertible into shares.

2.10	Neither the Company nor any of its Subsidiaries has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation.

2.11	All dividends or distributions declared, made or paid by the Company or any of its Subsidiaries have declared, made or paid in accordance with that company's constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.12	Neither the Company nor Lenco Technology Group are trading companies.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	The copies of the constitutional and corporate documents of the Company and its Subsidiaries Disclosed to the Buyers or their advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the applicable law are annexed or incorporated.

3.2	All statutory books and registers of the Company and its Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

32

3.3	All returns, particulars, resolutions and other documents which the Company or any of its Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, one responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

4.	INFORMATION

4.1	All information contained in the Disclosure Schedule is complete and accurate in all material respects and is not misleading in any material respect.

4.2	The particulars relating to the Company and its Subsidiaries set out in Schedule 2 of this agreement are accurate and not misleading.

4.3	There is no information that has not been Disclosed which, if Disclosed, would reasonably affect the willingness of the Buyers to buy the Sale Shares on the terms of this agreement.

5.	COMPLIANCE WITH LAWS

So far as the Seller is aware, the Company and each of its Subsidiaries has at all times conducted its business in accordance with all applicable laws and regulations.

6.	LICENCES AND CONSENTS

6.1	The Company and each of its Subsidiaries has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting, except where the failure to have such licenses, consents, permits and authorities do not have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

6.2	So far as the Seller is aware, there is no reason why any of the licences, consents, permits and authorities referred to in paragraph 6.1 should be suspended, cancelled, revoked or not renewed on substantially the same terms.

7.	INSURANCE

7.1	The insurance policies maintained by or on behalf of the Company and its Subsidiaries cover all risks that are normally insured against by a person carrying on the same type of business as the Company and its Subsidiaries.

7.2	The particulars of the insurance policies set out in the Disclosure Schedule are accurate and not misleading.

33

7.3	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under those policies.

7.4	All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable, so far as the Seller is aware, and Closing will not terminate, or entitle any insurer to terminate, any such policy.

8.	POWER OF ATTORNEY

8.1	There are no powers of attorney in force given by the Company or any of its Subsidiaries.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of its Subsidiaries to any obligation not in the ordinary course of the Company's or, in the case of a Subsidiary, the Subsidiary's, business.

8.3	The Disclosure Schedule sets out the names of all persons who have authority to bind the Company and its Subsidiaries in the ordinary course of business.

9.	DISPUTES AND INVESTIGATIONS

9.1	Save for the Bankruptcy Proceedings, neither the Company nor any of its Subsidiaries nor any person for whom the Company or any of its Subsidiaries is vicariously liable:

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business); or

(b)	so far as the Seller is aware, is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

9.2	No director of the Company or any of its Subsidiaries is, to the extent that it relates to the business of the Company or its Subsidiaries, engaged in or subject to any of the matters mentioned in paragraph 9.1 of this Schedule.

9.3	No proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of this Schedule 4 are pending or, so far as the Seller is aware, threatened, and, so far as the Seller is aware, there are no circumstances likely to give rise to any such proceedings.

34

9.4	Save for in respect of the Bankruptcy Proceedings, the Company and its Subsidiaries are not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	DEFECTIVE PRODUCTS AND SERVICES

No proceedings have been started and there are no outstanding liabilities or claims pending or, so far as the Seller is aware, threatened against the Company or any of its Subsidiaries in respect of any services supplied by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is or is likely to become liable and, So far as the Seller is aware, no dispute exists between the Company and any of its Subsidiaries and any of their respective customers or clients.

11.	ANTITRUST

11.1	The definition in this paragraph applies in this agreement:

Antitrust Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

11.2	Neither the Company nor any of its Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which the Company or any of its Subsidiaries conduct business and no Director is engaged in any activity which would be an offence or infringement under any such Antitrust Law.

11.3	Neither the Company nor any of its Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which the Company or any of its Subsidiaries conducts business.

11.4	No such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of this Schedule 4 are pending or, so far as the Seller is aware, threatened, and, so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

11.5	Neither the Company nor any of its Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Antitrust Law of any jurisdiction and neither the Company nor any of its Subsidiaries have given any undertakings or commitments to such bodies which affect the conduct of the Business.

35

12.	CONTRACTS

12.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company or one of its Subsidiaries is a party and which is of material importance to the business, profits or assets of the Company or any of its Subsidiaries.

12.2	Except for the agreements and arrangements Disclosed and, with respect to clauses (b) through (m) below, except as do not have a material adverse effect on the business of the Company or its Subsidiaries, taken a whole, neither the Company nor any of its Subsidiaries is a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company or its Subsidiaries; or

(d)	may be terminated as a result of any Change of Control of the Company or any of its Subsidiaries; or

(e)	restricts the freedom of the Company or any of its Subsidiaries to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company or the relevant Subsidiary on time without undue or unusual expenditure of money and effort; or

(j)	involves or is likely to involve an aggregate consideration payable by or to the Company or any of its Subsidiaries in excess of £10,000; or

(k)	requires the Company or any of its Subsidiaries to pay any commission, finders' fee, royalty or the like.

(l)	s not on arm's length terms; or

36

(m)	is for the supply of goods and/or services by or to the Company or any of its Subsidiaries on terms under which retrospective or future material discounts, or price reductions are given;

12.3	Each Material Contract is in full force and effect and binding on the parties to it. Neither the Company nor any of its Subsidiaries have defaulted under or breached a Material Contract and so far as the Seller is aware:

(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company, any of its Subsidiaries or any other party is likely or has been threatened.

12.4	No notice of termination of a Material Contract has been received or served by the Company or any of its Subsidiaries and, so far as the Seller is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.	TRANSACTIONS WITH THE SELLER

13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, or between any of the Company's Subsidiaries and any of the following:

(a)	the Seller or any member of the Seller's Group (other than the Company or any of its Subsidiaries) or any person Connected with the Seller or such a member; or

(b)	any director of the Seller or a member of the Seller's Group or any person connected with such a director.

13.2	Neither the Seller nor any person Connected with the Seller is entitled to a claim of any nature against the Company or any of its Subsidiaries, or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which the Seller or a person Connected with the Seller would otherwise be entitled.

14.	FINANCE AND GUARANTEES

14.1	Full particulars of all money borrowed by the Company and each of its Subsidiaries (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

14.2	No guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company or any of its Subsidiaries or any third party in respect of borrowings or other obligations of the Company or its Subsidiaries.

37

14.3	The total amount borrowed by the Company or any of its Subsidiaries does not exceed any limitations on the borrowing powers contained:

(a)	in the constitutional documents of the Company or (in the case of a Subsidiary) the Subsidiary; or

(b)	in any debenture or other deed or document binding on the Company or Subsidiary.

14.4	Neither the Company nor any of its Subsidiaries has any outstanding loan capital or has lent any money that has not been repaid and there are no debts owing to the Company or its Subsidiaries other than debts that have arisen in the normal course of business.

14.5	Neither the Company nor any of its Subsidiaries:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

14.6	All debts (less any provision for bad and doubtful debts) owing to the Company or any of its Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and its Subsidiaries have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

14.7	Except for trade accounts payable in the ordinary course of business or as reflected in the Accounts, no indebtedness of the Company or any of its Subsidiaries is due and payable and no security over any of the assets of the Company or any of its Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of its Subsidiaries has received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company of its Subsidiaries.

14.8	Lenco Technology Group and/or the Company and/or any of its Subsidiaries are not indebted to Jonathan Fox and no amount is owing to him or will become payable to him by said companies.

14.9	Neither the Company nor any of its Subsidiaries has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person (other than among the Seller's Group as reflected in the Accounts).

38

14.10	Neither the Company nor any of its Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body,

14.11	Particulars of the balances on all the bank accounts of the Company and its Subsidiaries showing the position as at the day immediately preceding the date of this agreement have been Disclosed and the Company and its Subsidiaries have no other bank accounts. Since those particulars were given there have been no payments out of those accounts other than routine payments in the ordinary course of business.

14.12	Having regard to the existing banking and other facilities available to it, the Company and each of its Subsidiaries has sufficient working capital for the purposes of:

(a)	continuing to carry on its business in its present form and at its present level of turnover for the next twelve months; and

(b)	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company and each of its Subsidiaries.

14.13	A Change of Control of the Company will not result in:

(a)	the termination of or material affect on any financial agreement or arrangement to which the Company, or any of its Subsidiaries, is a party or subject; or

(b)	any indebtedness of the Company or of any of its Subsidiaries becoming due, or capable of being declared due and payable, prior to its stated maturity.

15.	ASSETS

15.1	The Company or one of its Subsidiaries is the full legal and beneficial owner of and has good marketable title to all the assets included in the Accounts, and any assets acquired since the Accounts Date, and all other assets used by the Company or its Subsidiaries except for those disposed of since the Accounts Date in the normal course of business.

15.2	Except as Disclosed, none of the assets shown in the Accounts or acquired by the Company or its Subsidiaries since the Accounts Date or used by the Company or any of its Subsidiaries is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement,

39

15.3	The Company or one of its Subsidiaries is in possession and control of all the assets included in the Accounts, and those acquired since the Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business.

15.4	None of the assets, undertaking or goodwill of the Company or its Subsidiaries is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

15.5	The assets of the Company and of each of its Subsidiaries comprise all the assets necessary for the continuation of the relevant company's business in the manner in which such business is carried on at the Accounts Date and Closing.

15.6	The assets transferred to Archer Digital under the Transfer Agreement comprise all the assets necessary or desirable for the continuation of the business carried on by Archer Mobile immediately prior to completion of the Transfer Agreement and no assets were retained by Archer Mobile which, add value to or can be utilised in such business.

15.7	All of the assets of Archer Mobile were validly and properly transferred to Archer Digital pursuant to the Transfer Agreement and Archer Digital has acquired good and marketable title to all such assets free from any Encumbrance.

15.8	The Transfer Agreement is valid, legal and binding as between Archer Digital and Archer Mobile and, so far as the Seller is aware, there are no grounds for rescission, avoidance, repudiation or termination of the Transfer Agreement.

15.9	The Buyers will be immediately following Completion be in materially the same position as they would have been in had they acquired Archer Mobile and the Transfer Agreement had not been entered into.

16.	CONDITION OF PLANT AND EQUIPMENT

The machinery and equipment used in connection with the Business:

(a)	are in good working order and have been regularly and properly maintained;

(b)	are capable and will continue to be capable of doing the work for which they were designed; and

(c)	are not surplus to the current or proposed requirements of the Company and its Subsidiaries.

40

17.	INTELLECTUAL PROPERTY

17.1	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

17.2	Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 5 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company or any of its Subsidiaries.

17.3	Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 5 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which:

(a)	the Company or any of its Subsidiaries uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company or any of its Subsidiaries has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

17.4	Except as set out in Part 3 and Part 4 of Schedule 5, the Company or the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5, free from all Encumbrances.

17.5	The Company and its Subsidiaries do not require any Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 5 in order to carry on their respective activities as currently conducted.

17.6	The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 are valid, subsisting and enforceable and, so far as the Seller is aware, nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

41

(b)	all confidential information (including know-how and trade secrets) owned or used by the Company or its Subsidiaries has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Schedule);

(c)	so far as the Seller is aware, no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of the Company or any of its Subsidiaries, in any country in which the Company or any Subsidiary has registered or is using that mark, trade name or domain name; and

(d)	there are and have been no claims, challenges, disputes or proceedings, pending or, so far as the Seller is aware, threatened, in relation to the ownership, validity or use of such rights.

17.7	Nothing is due to be done within 30 days of Closing the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries which are registered or the subject of an application for registration.

17.8	So far as the Seller is aware, there has been no infringement by any third party of any Intellectual Property Rights set out in Part 1 or Part 2 of Schedule 5, nor any third party breach of confidence or actionable act of unfair competition in relation to the business or assets of the Company or any of its Subsidiaries, and no such infringement, breach of confidence or actionable act of unfair competition is current or anticipated.

17.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 5:

(a)	are valid and binding;

(b)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	are not the subject of any claim, dispute or proceeding, pending or, so far as the Seller is aware, threatened; and

(d)	have, where required, been duly recorded or registered.

17.10	A Change of Control of the Company or any of its Subsidiaries will not result in the termination of or materially effect any Intellectual Property Rights set out in Schedule 5.

17.11	The activities of the Company and each of its Subsidiaries and, so far as the Seller is aware, of any licensee of Intellectual Property Rights granted by the Company or any of its Subsidiaries:

42

(a)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(b)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

18.	INFORMATION TECHNOLOGY

18.1	The definitions in this paragraph apply in this agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or any of its Subsidiaries.

IT Contracts: all arrangements and agreements under which any third party (including without limitation any member of the Seller's Group (other than the Company and its Subsidiaries) and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

18.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Exhibit 1 to this Schedule 4.

18.3	Save to the extent provided in the IT Contracts, the Company and its Subsidiaries are the owners of the IT System free from Encumbrances. The Company and its Subsidiaries have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

18.4	The IT Contracts are valid and binding and, so far as the Seller is aware, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

18.5	There are and have been no claims, disputes or proceedings arising or, so far as the Seller is aware, threatened under any IT Contracts.

18.6	None of the IT Contracts are liable to be terminated or otherwise materially affected by a Change of Control of the Company and/or its Subsidiaries, and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

43

18.7	The Company and its Subsidiaries have possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents, in either case to the extent necessary for the IT System to function in accordance with its use in the ordinary course of business (particulars of which are set out in Exhibit 1 to this Schedule 4).

18.8	So far as the Seller is aware, the elements of the IT System:

(a)	are functioning properly and in accordance with all applicable specifications;

(b)	are not defective in any respect and have not been materially defective or materially failed to function during the last 3 years;

(c)	do not contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person;

(d)	have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company and its Subsidiaries;

(e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

(f)	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Exhibit 1 to this Schedule 4,

18.9	The Company and its Subsidiaries have implemented appropriate procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

18.10	The Company and its Subsidiaries have in place a disaster recovery plan which is fully documented and would enable the business of the Company and its Subsidiaries to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Schedule.

18.11	The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company or its Subsidiaries which depend on date-programmed control devices) has not been affected and will be unaffected by any changes in dates (past, present or future). In particular:

(a)	no value for a current date has caused or will cause any interruption in operation;

44

(b)	date-based functionality has behaved and will behave consistently for all dates;

(c)	in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)	all leap years (that is, a year occurring once in four, with 366 days) will be recognised as such.

18.12	The IT System is capable of:

(a)	performing its functions in multiple currencies;

(b)	displaying and printing the generally accepted symbols for any currency; and

(c)	processing the generally accepted codes for any currency.

19.	DATA PROTECTION

So far as the Seller is aware, the Company and its Subsidiaries have complied in all material respects with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

20.	EMPLOYMENT

20.1	The name of each person who is a Director is set out in Schedule 1.

20.2	The Disclosure Schedule includes details of all individuals employed by the Company or any of its Subsidiaries and the principal terms of their contract including:

(a)	the individual's name;

(b)	the company which employs them;

(c)	the individual's date of birth;

(d)	the country in which the individual is employed and/or is paid;

(e)	the law governing the contract of employment;

(f)	the remuneration of each individual (including any benefits and privileges provided, or which the Company or its Subsidiary is bound to provide to them or their dependants whether now or in the future);

(g)	the commencement date of each contract, and the length of service of the employee;

(h)	the length of notice necessary to terminate the contract of employment or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; and

(i)	the type of contract (whether full- or part-time or other).

45

20.3	The Disclosure Schedule includes details of all individuals who are providing services to the Company or any of its Subsidiaries under an agreement which is not a contract of employment with the Company or other relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Seller's Group) and the particulars of the terms on which the individual provides services, including:

(a)	the individual's name;

(b)	the company which engages them;

(c)	any country in which the individual provides services;

(d)	the law governing the agreement;

(e)	the remuneration of the individual (including any benefits and privileges provided, or which the Company or any of its Subsidiaries is bound to provide to them or their dependants, whether now or in the future);

(f)	the length of notice necessary to terminate the agreement or, if a fixed term, the expiry date of the fixed term and the details of any previous renewals.

20.4	The Disclosure Schedule includes particulars of all the employees of the Company and its Subsidiaries who are on secondment, maternity leave or other statutory leave or absent due to ill-health or for any other reason.

20.5	No notice to terminate the contract of employment of any employee of the Company or any of its Subsidiaries (whether given by the relevant employer or by the employee) is pending, outstanding or, so far as the Seller is aware, threatened and no dispute is otherwise outstanding between:

(a)	the Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them; or

(b)	any of the Company's Subsidiaries and any of their current or former employees relating to their employment, its termination or any reference given by any of the Company's Subsidiaries regarding them.

20.6	No offer of employment has been made by the Company or by any of its Subsidiaries to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

20.7	The acquisition of the Sale Shares by the Buyers or compliance with the terms of this agreement will not entitle any Directors, officers or senior employees of the Company or any of its Subsidiaries to terminate their employment or receive any payment or other benefit (other than as set forth in this agreement or otherwise Disclosed).

46

20.8	All contracts of employment between the Company and its employees and between each of its Subsidiaries and that Subsidiary's employees are terminable on not more than 3 months' notice without compensation (except compensation payable under the applicable law).

20.9	Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of its Directors and employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

20.10	Except as Disclosed, neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or employees any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

20.11	Except as Disclosed, there are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Seller's Group in which the Company or any of its Subsidiaries or any of their respective Directors or employees participates.

20.12	Neither the Company nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

20.13	Neither the Company nor any of its Subsidiaries has incurred any liability for failure to provide information or to consult with employees under any applicable employment legislation.

20.14	Neither the Company nor any of its Subsidiaries has made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former Director, officer or employee, or to their dependants in connection with the actual or proposed termination or suspension or variation of an employment contract.

20.15	Neither the Company nor any of its Subsidiaries has in the last 12 months materially altered and they shall not materially alter (whether to take effect prior to, on or after the Closing Date) any of the terms of employment or engagement of any of the employees (without the prior written consent of the Buyers).

20.16	Neither the Company nor any of its Subsidiaries has or will transfer or agree to transfer any employee from working for the Company or any of its Subsidiaries or induce any employee to resign their employment with the Company or any of its Subsidiaries without the prior written consent of the Buyers.

47

20.17	Except as Disclosed, there are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

20.18	Neither the Company nor any of its Subsidiaries has offered, promised or agreed to any future variation in the contract of any employee.

20.19	The Disclosure Schedule includes true, complete and accurate:

(a)	copies of all contracts, handbooks, policies and other documents which apply to the employees.

(b)	copies of all agreements or arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employee.

20.20	In respect of each employee, the Company and its Subsidiaries have:

(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(c)	maintained adequate, suitable and up to date records. 20.21 No employee is subject to a current disciplinary warning or procedure.

20.22	Neither the Company nor any of its Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim,

21.	PROPERTY

21.1	The definitions in this paragraph apply in this agreement.

Current Use: the use for each Property as set out in Schedule 7.

Investment Lease: a lease, underlease or occupational licence identified in Schedule 7 as being one to which a Property is subject, and all documents which are supplemental or collateral to such lease, underlease or occupational licence.

48

Investment Property: a Property identified in Schedule 7 as being subject to an Investment Lease.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned and/or occupied and/or used by the Company or any of its Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of its Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Properties: all those properties identified in Schedule 7 and Property means any one of them or any part or parts of them.

Tenant: a tenant in whom an Investment Lease is currently vested.

21.2	The particulars of the Properties set out in Schedule 7 are true, complete and accurate.

21.3	The Properties are the only real properties owned, used or occupied by the Company and its Subsidiaries.

21.4	Neither the Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land or buildings other than the Properties.

21.5	Neither the Company, nor any company that is or has at any time been a Subsidiary of the Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

21.6	Neither the Company nor any company that is or has at any time been a Subsidiary of the Company has given any guarantee or indemnity for any liability relating to any of the Properties, any of the Investment Leases, and Previously-owned Land and Buildings or any other land or buildings.

21.7	All the Properties are actively used by the Company or its Subsidiaries in connection with the business of the Company or its Subsidiaries other than the Investment Properties. The Investment Properties are held by the Company or its Subsidiaries as investments.

21.8	The information contained in Schedule 7 is complete and accurate and includes all the information needed to identify:

(a) the Properties;

(b) all Investment Leases;

(c) all Tenants; and

(d) the Current Use of the Properties.

49

21.9	The Company, or the Subsidiary identified as the owner of each Property in Schedule 7, is solely legally and beneficially entitled and has a good and marketable title, to it.

21.10	The Properties are each exclusively occupied either by the Company or by the Subsidiary identified as the occupier in Schedule 7 or, in the case of any Investment Property, by the Tenant identified as the occupier in Schedule 7.

21.11	Except for the Investment Leases, the Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property (other than any right to restrict use in accordance with the terms of any lease under which a Property is held), rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions.

21.12	There are appurtenant to each Property, all rights necessary for their Current Use and enjoyment (without restriction as to time or otherwise). Access to each Property is over public roads maintained at public expense and such roads immediately abut each Property at each point where access is gained.

21.13	Each of the Investment Leases has been validly granted, is subsisting and is not subject to any agreement or right in favour of the Tenant to terminate or renew.

21.14	The contractual date for termination of each Investment Lease and each lease under which any Property is held is accurately stated in Schedule 7.

21.15	The terms of the Investment Leases and of any lease under which any Property is held are not unusual or onerous. There is no outstanding breach of any obligation under any such lease. There is no outstanding application for any consent under any such lease. There is no pending rent review under any such lease.

21.16	Neither the Company nor any of its Subsidiaries have received or are aware of any notice, order or proposal, which would adversely affect the value or use or enjoyment of any of the Properties, or access to or from any of them.

21.17	None of the Properties is held on terms that would allow any landlord or other third party to change those terms, or terminate the right of the Company or any of its Subsidiaries to hold the Property, by reason of a Change of Control of the Company.

21.18	There are no disputes relating to or affecting any of the Properties

21.19	The Current Use of each of the Properties is set out in Schedule 7 and is authorised under the applicable law and regulations and any permissions authorising that use are unconditional, permanent and not personal. Where applicable, the present use is in accordance with the provisions of the relevant Investment Lease or any lease under which the Property is held.

50

21.20	There has been no material breach of any applicable law or regulation in respect of any of the Properties.

21.21	Each of the Properties is in a good state of repair and condition and is fit for the Current Use.

21.22	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

21.23	None of the Properties has suffered from any of the following:

(a)	flooding;

(b)	subsidence;

(c)	heave;

(d)	landslip;

(e)	mining activities;

(f)	structural defects;

(g)	defects in the drains and services from time to time serving the Properties; or

(h)	dry rot, wet rot, rising damp and any infestation.

21.24	Neither the Company, nor any of its Subsidiaries, have received any adverse report from any engineer, surveyor or other professional relating to any of the Properties and the Seller is not aware of any predecessor in title having done so.

21.25	All replies given in writing by or on behalf of the Seller or the Company, or any Subsidiary of the Seller or Company, in response to any enquiries raised in writing by or on behalf of the Buyers in relation to the Properties were complete and accurate in all material respects at the date they were given and would still be complete and accurate in all material respects if the replies were instead being given on the Closing Date, In this paragraph 24.25, the expression in writing shall include e-mail.

22.	ACCOUNTS

22.1	The Accounts have been prepared in accordance with the accounting standards, policies, principles and practices generally accepted in Archer Mobile's country of incorporation and in accordance with the law of that jurisdiction.

51

22.2	Where applicable, the Accounts have been audited by an auditor of good repute qualified in its country of incorporation and the auditor has given an auditor's certificate without qualification.

22.3	The Accounts:

(a)	make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on non current assets;

(b)	do not overstate the value of current or non current assets; and

(c)	do not understate any liabilities (whether actual or contingent).

22.4	The Accounts give a true and fair view of the state of affairs of Archer Mobile as at the Accounts Date and of the profit and loss of Archer Mobile for the financial year ended on that date.

22.5	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of Archer Mobile as at the Accounts Date.

22.6	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

22.7	Where applicable, the Accounts have been filed in accordance with the requirements of the law of Archer Mobile's country of incorporation.

22.8	The Accounts have been prepared on a basis consistent with the accounts of Archer Mobile for the two prior accounting periods without any change in accounting policies used.

22.9	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profit and losses of the Company and its Subsidiaries as at and to the date for which they have been prepared.

23.	FINANCIAL AND OTHER RECORDS

23.1	All financial and other records of the Company and of each of its Subsidiaries:

(a)	have been properly prepared and maintained;
(b)	constitute an accurate record of all matters that ought to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

52

(d) are in the possession of the Company or the Subsidiary to which they relate.

23.2	No notice has been received or, so far as the Seller is aware, allegation made that any of those records are incorrect or should be rectified.

23.3	All statutory records, including the accounting records, required to be kept or filed by the Company or any of its Subsidiaries have been properly kept or filed and comply with all requirements of any applicable legislation.

23.4	All deeds and documents belonging to the Company are in the possession of the Company and those belonging to its Subsidiaries are in the possession of the Subsidiary to which they belong.

24.	CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

(a)	the Company and each of its Subsidiaries has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of the Company or any of its Subsidiaries;

(c)	neither the Company nor any of its Subsidiaries have issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of its Subsidiaries; and

(e)	neither the Company nor any of its Subsidiaries has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by the Company or any of its Subsidiaries in excess of E*10,000 and neither the Company nor any of its Subsidiaries has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or any of its Subsidiaries in excess of £10,000;

25.	EFFECT OF SALE OF SHARES

So far as the Seller is aware, neither the acquisition of the Sale Shares by the Buyers nor compliance with the terms of this agreement will:

(a)	cause the Company or any one of its Subsidiaries to lose the benefit of any right or privilege it presently enjoys; or
(b)	relieve any person of any obligation to the Company or any of its Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of its Subsidiaries, or to exercise any right in respect of, the Company or any of its Subsidiaries; or

53

(c)	give rise to or cause to become exercisable any right of pre-emption over the Sale Shares; or

(d)	except as Disclosed, entitle any person to receive from the Company or any of its Subsidiaries any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyers; or

(e)	entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in the Company; or

(f)	result in any customer or supplier being entitled to cease dealing with the Company or any of its Subsidiaries or to reduce substantially its existing level of business or to change the terms on which it deals with the Company or any of its Subsidiaries; or

(g)	so far as the Seller is aware, result in any officer or senior employee leaving the Company or any of its Subsidiaries; or

(h)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(i)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company or any of its Subsidiaries for the purposes of its business; or

(j)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or its Subsidiaries; or

(k)	result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company or any of its Subsidiaries being withdrawn.

54

Exhibit 1 to Schedule 4

Disclosures Against Part 1 Warranties

Section	Disclosures
1.1	None
1.2	None
1.3	None
2.1	None
2.2	None — - —
2.3	None
2.4	None
2.5	None
2.6	None
2.7	None
2.8	None
2.9	None
2,10	None
2.11	None
2.12	None
3.1	None
3.2	The Company and LTG are non-trading entities and thus have not maintained separate audited financial statements.
3.3	The Company and LTG have not filed tax returns in the British Virgin Islands.
4.1	None
4.2	None
4.3	None
5.0	None
6.1	Archer Digital has undertaken a process to obtain consents to assignment with customers and suppliers as appropriate. The process is not yet complete.
6.2	None
7.1 7.2	None
None
7.3

There are no pending claims under the policies.

Management has not undertaken any analysis of the issue, but conceivably the litigation matters disclosed could give rise to claims against the policies.

7.4	None
8.1	None
8.2	None
8.3	Andrew Geach and Ross Venter have the ordinary and customary authority with respect to Archer Digital as officers and directors.

55

9.1

Neither the Company nor any of its subsidiaries are a party to litigation. There are two pending matters, however, in which Archer Mobile South Africa is a party:

1. Skynet Telecommunications Ltd. and Living the Brand Ltd, Claimants, and Archer Mobile South Africa (Pty) Ltd. and Lenco Mobile Inc., Defendants, LD/117/2012. The action is pending in the High Court of Lagos State, Nigeria. The total claim exceeds $100m. Archer Mobile South Africa has retained counsel in South Africa (Eversheds) and in Nigeria (Aelex). Counsel believes the claims are wholly without merit.

2. Archer Mobile South Africa instituted a patent infringement action in South Africa against Ntsumi, a small competitor in the market.

9.2	None, other than as non-party participants in the matters described in Section 9.1.
9.3	None
9.4	None
10.0	None
11.1	None
11.2	None
11.3	None
11.4	None
11.5	None
11.6	None
12.1	No disclosures applicable (definitional subsection)
12.2

12.2(d) The four primary carriers in South Africa provide Archer Digital with messaging services. Archer Digital has contracts with Vodacom and Telkom for these services. Archer Digital is negotiating agreements with MTN and

CelIC for these services. Until such agreements are in place, Archer Digital is operating under the terms of the existing contracts with AMSA. Archer Digital has executed agreements with a key supplier, Khumbula, and with its governmental services partner, Buzz Mobile.
12.2(k) Archer Digital has an agreement with LTG which requires it to pay royalties for the use of certain technologies owned by LTG.

12.3	None, other than as set forth in Section 12.2.
12.4	None, other than as set forth in Section 12.2.
13.1	None
13.2	None
14.1	For the sake of clarity, the loans include a loan from Lenco International to Archer Digital, the purpose of which was to facilitate the purchase of assets from AMSA.

56

14.2

Archer Digital maintains a separate bank account in which funds are deposited and secured on behalf of Khumbula Procurement and Services (Pty) LTD as part of a BBBEE Interest Free Loan. Details are set forth in Annexure D of the Sub-Lease Agreement between Archer Digital and Khumbula. The guaranteed amount is ZAR200,000 plus interest.

14.3	None
14.4	Buzz Mobile has an interest free loan account of ZAR50,000 that will be repaid during the course of the current financial year.
14.5	None
14.6	None
14.7	None
14.8	None
14.9	None, other than as section forth in Section 14.2.
14.10	None
14.11	None
14.12	This warranty is superseded by the contractual commitment regarding working capital and cash balance as of the date of closing.
14.13	None
15.1	None
15.2	None
15.3	None
15.4	None
15.5	None
15.6	None
15.7	None
15.8	None
15.9	None
16.0	Management have undertaken a program to upgrade certain IT equipment. The anticipated cost of the program is approximately ZAR3,5m, which will be financed under a standard financing facility.
17.1	No disclosures applicable (definitional subsection)
17.2	Schedule 5 includes a list of patents. It does not include the actual patents, which are readily available, nor does it include the patent applications which are also available for inspection.
17.3	Schedule 5 identifies the license agreement between LTG and Archer Digital. It does not include the agreement, but the agreement is readily available.
17.4	None
17.5	None

57

17.6	Archer Digital / LTG patents fully disclose the inventions included therein.
17.7	None
17.8	See Section 9.1 regarding an action initiated by AMSA alleging infringement by a third party.
17.9	None, other than certain tax withholding issues with respect to prior royalty payments made by AMSA.
17.10	None
17.11	None
18.1	No disclosures applicable (definitional subsection)
18.2	Schedule 6 includes an overview of the IT systems and identifies certain third-party software included in the systems. It is not a detailed description of the IT systems. It also identifies material supplier contracts, but does not provide details of the contracts. The contracts are readily available for inspection.
18.3	None
18.4	None
18.5	None
18.6	None
18.7	The Company and / or its subsidiaries have source code developed internally for the test and production systems run by the company, but does not have access to source code for any third-party software in its systems and for IT systems generally.
18.8	See Section 16.0 regarding hardware upgrade program. Management believes the program is necessary to support ongoing growth in the business. Archer Digital employs a third party service provider to store backup tapes offsite. There is no permanent off-site working alternative such as a replicated IT environment.
18.9	None
18.10	Continuation of the business operations are supported by an interruption of some duration would be likely. See attached plan.
19.0	None
20.1	None
20.2	The Disclosure Schedule includes the information as set forth in the Schedule. It does not include every item identified in this Section.
20.3	Irene Kufakwedeke, Tamirira Mabuwane are contractors to the organization and not included in the Disclosure Schedule. The employees of Khumbula are not included in the Disclosure Schedule.
20.4	None

58

20.5	None
20,6	None
20.7	None, other than payments as set forth in the Agreement, included the condition to closing payments to Archer Mauritius.
20.8	None
20.9	None
20.10	The employee incentive plan, which provides for monthly incentive payments, has been previously disclosed and is readily available for inspection.
20.11	The employee incentive plan, which provides for monthly incentive payments, has been previously disclosed and is readily available for inspection.
20.12	None
20.13	None
20.14	None
20.15	None
20.16	None
20.17	None
20.18	None
20.19	None
20.20	None
20.21	None
20,22	None
21.1	No disclosures applicable (definitional subsection)
21.2	None
21.3	None
21.4	None
21.5	None
21.6	See Section 14.2. The amount is in effect a deposit against future lease payments.
21.7	None
21.8	None
21.9	None
21.10	Khumbula and Buzz Mobile each operate out of the same office space as Archer Digital
21.11	None
21.12	None
21.13	None
21.14	None
21.15	None
21.16	None
21.17	None

59

21.18	None
21.19	None
21.20	None
21.21	None
21.22	None
21.23	None
21.24	None
21.25	None
22.1	None
22.2	None
22.3	There have been instances in which certain messaging suppliers may have under-billed from time to time for messaging services provided to AMSA and Archer Digital.
22.4	None, subject to Section 22.3.
22.5	None, subject to Section 22.3.
22.6	None. subject to Section 22.3.
22.7	None
22.8	Note that Archer Digital has been trading since 1 May 2015.
22.9	None
23.1

Historical royalty payments were wired directly from AMSA to Seller. The payments should have been accounted for as having been made to LTG net of withholding taxes. In addition, as requested by Buyer, Archer Digital now accounts for messaging revenue and messaging costs in accordance with and based on the month in which each message was sent.

23.2	None
23.3	None
23.4	None
24.0	A dividend was paid by AMSA to Lenco International in 2015. For capital expenditures, see the disclosure in Section 16 regarding IT equipment plan.
25.0	None

60

Part 2. Tax warranties

1.	Taxation

1.1.	For purposes of the warranties and representations set out below Taxation or Tax means all forms of taxation, whether direct or indirect by reference to income, profits, gains, net wealth, asset values, turnover, added value, dividends or other reference, and any statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including, but not limited to, normal tax, Secondary Tax on Companies (STC), Dividends Tax, Regional Service Council levies, VAT, capital gains tax, donations tax, stamp duties, securities transfer tax, transfer duties, employees' tax and employment related levies, Unemployment Insurance Fund contributions) whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) in respect of any person and all penalties, charges, costs and interest relating thereto.

1.2.	All registrations, returns, computations, notices and information which are or have been required to be made or given by the Company for any Tax purpose have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and all provisional and other Taxation shall have been paid as at the due date thereof in compliance with the provisions of the relevant legislation.

1.3.	The Company has settled (or, have made sufficient provision in the Accounts or the Management Accounts for) for, all amounts due to the South African Revenue Service (SARS) in respect of any period prior to and including the date of this agreement, including for the Company and the employees of the Company.

1.4.	The Company is not liable to SARS for any further Tax (other than that which is provided for) in respect of any period prior to and including the date of this agreement and the Company has not received any request or notification from any Tax Authority to the contrary.

1.5	The Company is not in breach of any material law relating to Tax.

61

1.6.	The Company was and is not obliged to report any tax benefit realised under any arrangement in accordance with the Reportable Arrangement provisions contained in sections 34 to 39 of the Tax Administration Act, No 28 of 2011 (the TAA) or as previously set out in sections 80M to 80T of the Income Tax Act.

1.7.	The Company has not been a party to any transaction falling within the ambit of sections 42 to 47 of the Income Tax Act in the 6 (six) years prior to the date of this agreement.

1.8.	The Company is not a party to any agreement with SARS bearing upon or relating to the manner or circumstances in which Tax will or might be levied on it in particular, the Company has not obtained any Advance Tax Ruling as contemplated in Chapter 7 (sections 75 to 90) of the TAA or previously under Part 1A (sections 76B to 76S) of the Income Tax Act.

1.9.	No material expenditure or losses incurred by he Company nor any allowances claimed as a deduction in the determination of theC ompany's taxable income will be disallowed for such purposes.

1.10.	The Company has included in its taxable income all income received by or accrued to it, all actual and deemed capital gains and all other amounts including amounts that must be included in its taxable income.

1.11.	The Company does not have any exposure or will not have any exposure to any Taxes as a result of transfer pricing or anti-avoidance legislation being invoked by SARS.

1.12.	The Company is not and was not a party to, or engaged in, any transaction, operation, scheme, agreement or arrangement of the nature referred to in section 103(1) or sections 80A to 80L of the Income Tax Act or section 73 of the VAT Act.

1.13.	The Company has properly determined the VAT payable for each tax period in accordance with section 16 of the VAT Act and has paid any such tax due to SARS by no later than the date prescribed by section 28 of the VAT Act.

62

1.14.	No notice has been served on the Company in terms of which it has been appointed as a representative taxpayer.

1.15.	The entering into or implementation of this Agreement will not result in any profit or gain accruing or being deemed to accrue to the Company for Tax purposes.

1.16.	The Company is applying the correct tariff classifications for customs duty purposes in respect of imported goods.

1.17.	The Company only claims rebates of customs duties for imported goods re-exported where the necessary documentation is obtained and retained.

1.18.	All amounts owing by the Company in respect of income tax for periods ended prior to or on the date of this agreement and all amounts of Tax for which the Company is or will become liable in respect of its income up to that date will have been paid or will be fully provided for in the Company's Accounts.

1.19.	The Company has been registered with SARS as a vendor in terms of the VAT Act and has duly complied with the provisions of the VAT Act.

1.20.	The Company will be in a position to, and will, settle all creditors' claims in respect of which the Company has made a deduction for input tax in terms of section 16(3) of the Vat Act on or before the date of this agreement within 12 months after the tax period within which such input tax deduction was made.

63

Schedule 5 Intellectual property rights

Part 1. Registered intellectual property rights

• Patent Certificate 2010/06747

• Patent Complete Specifications 2010/06747

• Patent Certificate 2009/01923

• Patent Complete Specifications 2009/01923

Part. 2. Material unregistered intellectual property rights

None

Part 3. Intellectual property rights licensed from third parties

Certain messaging and related technology under the terms of an agreement with Lenco Technology Group.

Part 4. Intellectual property rights licensed to third parties

None

64

Schedule 6 Information technology

See Exhibit 1 to Schedule 4

65

Schedule 7 Particulars of properties

Part 5. Freehold properties

None

Part 2. Leasehold properties

Description of the Property	Clearwater Office Park, Building 3, First Floor
Owner	Khumbula Procurement and Services (Pty) Ltd is the Lessor to Archer Digital and the Lessee of Leaf Properties
Registered/unregistered (and title number)	2006/002535/07
Contractual date of termination of lease	30/09/2017
Occupier	Archer Digital (Pty) Ltd
Use	Rent
Is there an Investment Lease?	No

Part 3. Other real property

None

66

Schedule 8 Disclosure schedule

Part 1. Disclosures referred to in the agreement

The contents of the documents referred to in this paragraph are deemed to be Disclosed and copies of all these documents are annexed to this Schedule and have been initialled by the parties for the purpose of identification:

(a)	The following constitutional and corporate documents of the Company and its Subsidiaries:

(i) See Annex 1 for the Company

(ii) See Annex 2 for Archer Digital

(iii) See Annex 3 for Lenco Technology Group

(b)	The document containing particulars of the insurance policies maintained by or on behalf of the Company and its Subsidiaries See Annex 4

(c)	The following agreements and arrangements to which the Company or one of its Subsidiaries is a party or to which it is subject:

(i) See Annex 5

(d)	The document containing particulars of all money borrowed by the Company or any of its Subsidiaries —Annex 6

(e)	The document containing particulars of the balance on the bank accounts of the Company and its Subsidiaries on the day immediately preceding the date of this agreement — See Annex 7

(f)	The list of all the employees of the Company and its Subsidiaries and the particulars of their employment — See Annex 8

(g)	The list of all individuals providing services to the Company or its Subsidiaries under an agreement which is not a contract of employment with the Company or any of its Subsidiaries and the particulars of the terms on which they provide services — None

(h)	The list of all employees on secondment, maternity leave or who are absent due to ill-health or for any other reason — None; and

(i)	The document containing the particulars of all agreements or arrangements with any trade union, group or organisation representing employees that relate to any employees of the Company or its Subsidiaries — None.

(j)	Details of confidentiality undertakings — None, other than those contained in each employee's contract of employment. Copy of standard contracts attached as Annex 9, Parts 1 and 2.

(k)	Copy of disaster recovery plan — See Annex 10.

67

ANNEX 1 — Lenco International Corporate Documents

ANNEX 2 — Archer Digital Corporate Documents

ANNEX 3 — Lenco Technology Group Corporate Documents

ANNEX 4 — Insurance Policies

ANNEX 5 — UNKNOWN

ANNEX 6 — Archer Digital Loan Agreement

ANNEX 7 — Bank Account Balances

ANNEX 8 — Employee Information

ANNEX 9 — Confidentiality Agreements

ANNEX 10 — Disaster Recovery Plan

68

Signed by a director on behalf of Lenco Mobile Inc.	/s/ Matthew Harris
Director

Print name:	Matthew Harris

Signed by a director on behalf of IMImobile South Africa 1 Limited	/s/ Mike Jefferies
Director

Print name:	Mike Jefferies

Signed by a director on behalf of IMImobile South Africa 2 Limited	/s/ Mike Jefferies
Director

Print name:	Mike Jefferies

69